EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) pertaining to the 2003 Nonemployee Director Equity Incentive Plan of Allergan, Inc. to be filed on or about May 3, 2006 and to the incorporation by reference therein of our reports dated March 2, 2006, with respect to the 2005 consolidated financial statements and schedule of Allergan, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Allergan, Inc. management’s assessment on the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Allergen, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Orange County, California
May 3, 2006

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